CPI AEROSTRUCTURES, INC. 10-K

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-11669, 333-42403, 333-130077, 333- 164687 and 333-212837) and on Form S-3 (Registration No. 333-220090), of CPI Aerostructures, Inc. of our report dated April 15, 2021, on our audits of the consolidated financial statements of CPI Aerostructures, Inc. as of December 31, 2020 and 2019 and for the years then ended included in the Annual Report on Form 10-K of CPI Aerostructures, Inc. for the year ended December 31, 2020.

/s/ CohnReznick LLP

New York , New York

April 15, 2021